Exhibit 10.4

SECOND AMENDMENT

TO THE

EMPLOYMENT AGREEMENT BETWEEN

LYRA THERAPEUTICS, INC. AND MARIA PALASIS

This Amendment (the “Amendment”) to that certain Employment Agreement between Lyra Therapeutics, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Maria Palasis (the “Executive”) dated as of April 27, 2020 and as amended as of February 16, 2022 (the “Employment Agreement”) is made as of this 7th day of March, 2025 (the “Amendment Date”), by and among the Company and the Executive.

WITNESSETH

WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (collectively the “Parties”) hereby agree to the following:

1. Section 4(b)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(i) an amount in cash equal to 1.0 times the Annual Base Salary, payable in a single lump sum payment no later than the first Company payroll date after the Release is effective;”

2. Section 4(b)(iii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans, less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Date of Termination, during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the twelve (12)-month period following the date of Executive’s Separation from Service (the “Severance Period”), (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax or that the foregoing benefit may be discriminatory under Section 105(h) of the Code, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and Executive’s covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).”

3. Section 4(c)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(i) an amount in cash equal to 1.5 times the sum of (A) the Annual Base Salary plus (B) the Target Annual Bonus, payable (x) as to the portion that the Company reasonably determines is exempt from Code Section 409A, in a single lump sum payment no later than the first Company payroll date after the Release is effective, and (y) as to the portion that the Company reasonably determines is non-qualified deferred compensation subject to Section 409A, payable in equal installments over the 18-month period following the date of Executive’s Separation from Service (the “CIC Severance Period”) in accordance with the Company’s normal payroll practices, commencing no later than the first Company payroll date after the Release is effective (“First Payment Date”), provided that if the period during which the Release may become effective begins in one year and ends in another year, the First Payment Date will always occur in the second such year. Any installment payments that would have been made to Executive during the period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Section 4(c)(i);”

4. Section 9(k)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).”

5. No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

6. Acknowledgement. The Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

7. Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law and may be executed in several counterparts by the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the Amendment Date.

LYRA THERAPEUTICS, INC.

By:	/s/ Jason Cavalier
Name:	Jason Cavalier
Title:	Chief Financial Officer

EXECUTIVE

/s/ Maria Palasis
Maria Palasis